Articles of Association

                                       of

                Shandong Hengtong Development Chemical Co., Ltd.















                                 ____ ____, 1999


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Table of Contents

 1   GENERAL PROVISIONS........................................................1


 2   PURPOSE, SCOPE AND SCALE OF PRODUCTION OF THE JV CO.......................2


 3   TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL.........................2


 4   THE BOARD OF DIRECTORS....................................................3


 5   BUSINESS MANAGEMENT ORGANISATION..........................................5


 6   PURCHASE OF EQUIPMENT AND RAW MATERIALS...................................6


 7   TECHNOLOGY AND TRADEMARK..................................................6


 8   BANK ACCOUNT AND FOREIGN EXCHANGE ADMINISTRATION..........................7


 9   TAXES, FINANCE AND AUDIT..................................................7


10   DISTRIBUTION OF PROFITS AND CASH SURPLUSES................................8


11   DURATION OF THE JOINT VENTURE.............................................8


12   DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE..........................8


13   Rules and Regulations....................................................10


14   MISCELLANEOUS............................................................10







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1    GENERAL PROVISIONS

1.1 THIS ARTICLES OF ASSOCIATION (the "Articles") is made by and between the Parties hereto in accordance with the "Chinese-Foreign Cooperative Joint Venture Law of the People's Republic of China", its implementing regulations and other related laws and regulations, based on the Joint Venture Contract signed by and between the Parties hereto (the "Joint Venture Contract").

1.2 Name and address of the Joint Venture Company (the "JV Co.")

Chinese Name   :  [CHINESE LETTERS]
English Name   :  Shandong Hengtong Development Chemical Co., Ltd.
Legal address  :  Tancheng County, Shandong, China
Postal Code    :  276100

1.3 The Parties to the Joint Venture Contract (the "Parties") are:

Party A

Name                 : Shandong Hengtong Chemical Industrial Company Ltd.
Registered Country   : China
Legal Address        : No. 187, The People Road, Tancheng County,
                       Shandong Province, China
Postal Code          : 276100
Legal representative : Wang, Yongli
Position             : Chairman and General Manager
Nationality          : China
Telephone            : 86 539 622-2583
Facsimile            : 86 539 622-5058

Registered with the Shandong Provincial Administrative Bureau for
Industry and Commerce with its business license No. 26717136-X-1.

Party B

Name                 : Asian Alliance Ventures Incorporated
Registered country:    United States of America
Legal address        : Suite 1600, 1 East First Street, Reno,
                       Nevada. 89505, USA
Legal representative : Robert Clarke
Position             : President, Director
Nationality          : Canadian
Telephone            : 1 604-482-0188
Facsimile            : 1 604-482-1231
                       Incorporated in Nevada, USA

1.4 The JV Co. has the status of a Chinese legal person and is subject to the jurisdiction of, and protected by the laws of the People's Republic of China ("PRC"). All activities of the JV Co. shall be governed by the relevant laws, rules and regulations of the PRC, and enjoy the relevant favorable policies thereof.

1.5 The JV Co. is a limited liability company. The liability of each Party to the JV Co. is limited to the registered capital subscribed by it. Each Party shall share profits, risks and losses of the JV Co. in proportion to their respective contributions to the registered capital of the JV Co. Creditors of the JV Co. (including taxation and other authorities) shall have recourse only to the assets of the JV Co.



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2    PURPOSE, SCOPE AND SCALE OF PRODUCTION OF THE JV CO.

2.1 The purpose of the JV Co. is to use the internationally and domestically advanced technology to produce and sell high quality products to enable the Parties to obtain satisfactory economical results.

2.2 The business scope of the JV Co. shall be to develop, produce and distribute chemical fertilizerpower and steam and other related products.

2.3 The initial production scale of the JV Co. is anticipated to be annual output of Urea of 200,000 tonne, plus 2X12 thousand KW thermal power. The Board of Directors shall study and decide from time to time the scale of production for each type of products according to any changes in market conditions.

3    TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

3.1 The total amount of Investment of the JV Co. is RMB248,410,000, equivalent to US$29,928,916 at 1US$=8.3RMB (the "Total Investment"). The registered capital of the JV Co. is RMB212,480,000,equivalent to US$25,600,000 at 1US$=8.3RMB (the "Registered Capital").

3.2 The proportion of the Registered Capital to be contributed by each Party shall be as follows:

3.2.1 The equity to be contributed by Party A shall be worth RMB104,580,000, constitutes 49% of the Registered Capital of the JV Co. The form of the investment shall be Equipment, Facilities and Materials;

3.2.2 The equity to be contributed by Party B shall be US$13,000,000, equivalent to RMB107,900,000 at 1US$=8.3RMB, constitutes 51% of the Registered Capital of the JV Co.

3.2.3 The difference between the Total Investment of the JV Co. and Registered Capital of the JV Co. shall be raised by assuming current liabilities of RMB35,930,000 of Party A.

3.3 The investment of each Party shall be contributed as follows:

3.3.1 Party A shall contribute part of the Equipment, Facilities and Materials within three months from the date when the Business License of the JV Co. is issued;

3.3.2 Party B shall contribute US$13,000,000 in cash; 6.5 Million within three months and 6.5 Million within eight months from the date when the Business License of the JV Co. is issued.

3.4 The JV Co. shall lease the Land, Factory and Facilities and the rest of the Equipment, Facilities and Materials within three months from the date the Business License of the JV Co. is issued.

3.5 After each Registered Capital contribution is made by each Party, the JV Co. shall engage a certified public accountants firm of International standing registered in China to verify the Registered Capital contribution and to issue a Certificate of Verification. The JV Co. shall issue an Investment Certificate to each Party in accordance with the Certificate of Verification. The Investment Certificates shall be the evidence of the Parties' Registered Capital contributions to the JV Co.

3.6 If any Party intends to transfer all or part of its interests in the JV Co., such transfer shall be subject to Article 6 of Joint Venture Contract and to the approval of the original approval


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authority.

3.7 If any Party intends to transfer all or part of its equity interests in the JV Co., it shall give the other Party a 30 days' prior written notice. The other Party shall have pre-emptive right to purchase such equity interests. None of the Parties shall transfer its equity interests to any third party at more favorable terms than it offered to the other Party of the JV Co.

3.8 The Parties hereby agree that, when more funds are raised by one Party from time to time by agreement of each Party, and the other Party cannot raise enough funds to keep its original equity proportion, such other Party shall, upon the former Party's request, be obligated to transfer its comparable equity interests in the JV Co. to the former Party or the former Party's associated companies, parent companies, or subsidiaries. The price of such transfer shall be determined by an accounting firm hired by the JV Co. which is registered in China with international standing. In the case of Party A, in addition to the above conditions, such accounting firm shall be recognized by the relevant administrative department for state-owned assets.

3.9 Subject to the above, the JV Co. may, in accordance with the Joint Venture Contract and subject to the approval of the Board of Directors and the original examination and approval authority, increase, reduce, transfer or otherwise change its Registered Capital based on the needs of its operation.

3.10 Notwithstanding the provisions hereunder or elsewhere, a Party may, subject to the approval of the original examination and approval authority, transfer all of its interests in the JV Co. to its wholly-owned subsidiaries or parent companies or the wholly-owned subsidiaries of its parent companies. The transfer shall be notified to the other Parties in writing 30 days in advance and the other Party shall give its consent to such transfer PROVIDED THAT the proportion of Registered Capital of the original Parties before such transfer remains the same and the transferee(s) agree in writing to be bound by the terms of the Joint Venture Contract. Or in case of any reorganization of one Party, including, but not limited to division, merger, acquisition or restructure of share holding, obligations and rights of such Party shall be borne by the succeeding party after such reorganization. Any transfer under this Article 3.10 is not subject to the pre-emptive right under in Article 3.7.

4    THE BOARD OF DIRECTORS

4.1 The date of issuance of Business License of the JV Co. shall be the date of establishment of the Board of Directors of the JV Co., and the Board of Directors shall convene its first meeting as soon as practicable so that the business of the JV Co. may commence without delay.

4.2 The appointment of the Directors

4.2.1 The Board of Directors shall comprise of 5 Directors, of which 2 Directors shall be appointed by Party A and 3 Directors shall be appointed by Party B, PROVIDED ALWAYS that the ratio representation on the Board of Directors shall reflect as near as practicable the proportion of each Party's contributions to Registered Capital and the ratio representation on the Board of Directors shall be adjusted to take effect immediately upon the date of change in proportion of Registered Capital contributions.

4.2.2 The Chairman of the Board of Directors shall be appointed by one Party so long as such Party maintains a majority proportion of the Registered Capital of the JV Co. The other Party shall appoint a Vice-Chairman. The Chairman and Vice-Chairmen of the Board of Directors shall have the right to vote at any Board meeting but shall not have a second or casting vote.

4.2.3 The term of office of a Director shall be 3 years. However, the appointing Party shall give a 14 days' prior written notice to the other Party (except in case of emergency immediate



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notice may be given) of its intention to renew, terminate or replace any of its
Directors. In case a Director is removed or replaced before the expiry of his/her term of office, his/her successor shall be appointed as Director for the residue of the term only.

4.3 The authority of the Board of Directors

4.3.1 The Board of Directors shall be the highest power of authority of the JV
Co.

4.3.2 An unanimous approval of the Directors present at the Board meeting shall be required before any decisions are made concerning the following issues:

4.3.2.1 Amendment of this Articles of the JV Co.;

4.3.2.2 Increase, decrease or transfer of the Registered Capital subject to the provisions of Article 6 of the Joint Venture Contract;

4.3.2.3 Termination or extension of the duration of the JV Co.;

4.3.2.4 Amendment to the Authorized Debt level of the JV Co.;

4.3.2.5 Capital expenditures in excess of RMB 800,000;

4.3.2.6 Joint venture, merger or amalgamation with another economic entity;

4.3.2.7 Any change in the stated business purpose of the JV Co. or conducting any business beyond what is set out in Article 4 of the Joint Venture Contract;

4.3.2.8 Advances or loans to any individual or entity, other than credit issued in the normal course of business;

4.3.2.9 Encumbrances on any JV Co.'s assets;

4.3.2.10 Removal or relocation of any JV Co.'s assets valued over RMB 800,000;
and

4.3.2.11 Changes in legal or audit engagements.

4.3.3 Unless otherwise specified in the other provisions of this Articles, all other issues shall be resolved at Board meetings by a simple majority vote of all Directors present at the Board meeting.

4.4  Board Meeting

4.4.1 The Board of Directors shall hold a Board meeting at least once a year. The place and time of meeting shall be decided by the Chairman of the Board of Directors.

4.4.2 At least thirty working days' prior written notice of a Board meeting shall be given to each Director, and such notice shall state the time and place of the Board meeting and shall be accompanied with an agenda of the business to be transacted at the meeting. Shorter notice may be given only by written consent of all the Directors.

4.4.3 All Board meetings shall be convened and presided over by the Chairman. If the Chairman is unable to attend the meeting, the Chairman shall appoint Vice Chairman or any other Director to chair and preside over the Board meeting. The Chairman shall convene an interim Board meeting upon the request of more than two Directors, at least one of them shall be appointed by each Party, in the event that major matters need to be solved.

4.4.4 A Director who is unable to attend a Board meeting may appoint another Director or any other person as his/her proxy. The duly executed proxy shall be delivered to the Chairman at the commencement of the Board meeting.

4.4.5 The quorum for any Board meeting shall be two thirds of the Directors comprising of at least 1 Director appointed by each Party. If, within half an hour from the time scheduled for the


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holding of the Board meeting, a quorum is not present, the meeting shall be automatically adjourned till the 7th day from the original meeting day at the same time and place. If the postponed 7th date for the adjourned Board meeting falls on a holiday, then such Board meeting shall be held on the next working day. Any 2 Directors present in person or by proxy (at least one of them is appointed by each Party) shall constitute a quorum for the adjourned meeting but, under such circumstances, no business shall be conducted at the adjourned meeting except those specified in the agenda for the original meeting.

4.4.6 Board meetings may be held in Chinese or English as determined by the Chairman. Detailed minutes of each Board meeting shall be recorded in both Chinese and English and shall be signed by all Directors present at the meeting and properly filed. A copy of the minutes of the Board meeting shall be delivered to each Party. Each Party may have an interpreter present at the Board meetings, the expense of which shall be paid by the JV Co..

4.4.7 Any action required or permitted to be taken at any Board meeting may be taken without convening a meeting if a resolution in writing, setting forth the action to be taken, is signed by all the Directors of the Board. Any such resolution may consist of several identical documents in like form each signed by one or more Directors.

4.5 The JV Co. shall not pay any salary to the Chairman, Vice Chairmen and any Director unless he/she holds office as a General Manager, Chief Financial Officer, Deputy General Manager or other Senior Manager of the JV Co., and under such circumstances salary shall be paid only in accordance with his/her contract of employment. The traveling and lodging expenses for attending the Board meeting shall be borne by the JV Co.

5    BUSINESS MANAGEMENT ORGANISATION

5.1 The Board hereby entrusts Party A to manage the JV Co. in accordance with the Management Agreement concluded among Party A, Party B and the JV Co. The Management Agreement shall contain but not limited to the following terms:

5.1.1 the principles and policies of the management of the JV Co. to be followed by Party A;

5.1.2 the rights and obligations of Party A in managing the JV Co.;

5.1.3 the rights and obligations of Party B in supervising the management of the JV Co.;

5.1.4 the appointment, replacement, authorities, duties, obligations, functions and compensation of the General Manager, Chief Financial Officer and Deputy General Manager of the JV Co.

5.1.5 terms and conditions of leasing Land, Factory and Facilities and offices from Party A;

5.1.6 terms and conditions of supplying power, water, steam, and other necessary public utility by Party A;

5.1.7 terms and conditions of supplying paid services by Party A;

5.1.8 terms and conditions of supplying raw materials by Party A;

5.1.9 terms and conditions of sale of products of the JV Co.;

5.1.10 terms and conditions of other services provided by Party A.

5.2 Party A, Party B or the Board may request to revise the Management Agreement. If the agreement cannot be reached in revising the Management Agreement, the Board, by a simply majority vote, may suspend or terminate the Management Agreement and take over the management of the JV Co. till the Management Agreement is revised to its satisfaction (hereinafter referred to as "Board Management").



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5.3 Board Management

5.3.1 Upon the Board taking over the management in accordance with Article 5.2, the Board shall establish a Management Committee as soon as practicable to manage the daily operation of the JV Co.

5.3.2 The Management Committee shall comprise of a General Manager, one Chief Financial Officer and one Deputy General Manager. The General Manager shall be appointed by the Board by the affirmative vote of the majority thereof. Upon the recommendation of the General Manager, the Board shall appoint or dismiss the Deputy General Manager and Chief Financial Officer by the affirmative vote of the majority thereof. The Deputy General Manager and the Chief Financial Officer shall be responsible to the General Manager.

5.3.3 The General Manager shall be fully responsible for the management of the JV Co. under the leadership of the Board of Directors. The General Manager shall be responsible for executing and carrying out the resolutions of the Board and perform his/her following duties within the authorization of the Board:

5.3.3.1 manage the daily operation of the JV Co.;

5.3.3.2 propose budget and operation plan to the Board and carry out the budget and operation plan approved by the Board;

5.3.3.3 formulate the operation rules and regulations of the JV Co.;

5.3.3.4 formulate all rules and regulations and policies on recruitment, employment, dismissal, and resignation of employees, wages, salaries, discipline, labor protection, insurance, welfare, rewards, and other matters concerning the staff and workers of the JV Co. in accordance with the "Labor Law of the PRC" and "Regulations of the PRC on Labor Management in Foreign Invested Enterprises" and all other relevant rules and regulations;

5.3.3.5 sign contracts on behalf of the JV Co., PROVIDED THAT the entering into or performance of any contract, arrangement, obligation, liability, expenditure or commitment by or for the JV Co. shall not exceed the amount described by the Board for any one transaction or exceed an aggregate of the amounts described by the Board outstanding at any one time; if the amount exceeds the above mentioned amount, approval from the Board shall be obtained; PROVIDED FURTHER THAT the entering into any contracts between the JV Co. and any of the Parties, or any entity which is a subsidiary, affiliate or related entity to a Party, approval from the Board shall be obtained;

5.3.3.6 other matters entrusted by the Board.

5.3.4 The Deputy General Manager shall assist the General Manager in his/her work.

5.3.5 The Chief Financial Officer shall be responsible for the financial matters of the JV Co. under the leadership of the Board, including the preparation and delivery of monthly financial reports in a form acceptable to the Board.

6    PURCHASE OF EQUIPMENT AND RAW MATERIALS

6.1 The JV Co. shall, as far as possible, purchase locally produced equipment and raw materials required for the production facilities whenever the terms of supply (including price and quality) are more favorable than that offered by overseas suppliers.

7    TECHNOLOGY AND TRADEMARK

7.1 The JV Co. shall use technical know-how, patent and other technology in accordance with the requirements that Party A has made when contributing them to the JV Co. The JV Co. shall make royalty payments to Party A for its use of Party A's technical know-how,



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patent and other technology, if and when required, which are not defined as
Party A's Assets, necessary for the JV Co.'s business needs.

8 BANK ACCOUNT AND FOREIGN EXCHANGE ADMINISTRATION

8.1 The JV Co. shall open an account in RMB and an account in foreign currency with the Bank of China or any other bank registered in China. All payments made by the JV Co. shall be examined, approved and signed by designated signatories agreed by both Parties.

8.2 All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments payable by, and all receipts or discharges for money paid to the JV Co., shall be executed as follows:

8.2.1 in respect of an amount not more than a certain amount (the "Described Amount") the payment shall be effected upon the signature of the General Manager;

8.2.2 in respect of an amount more than the Described Amount, the payment shall be effected upon the signature of the General Manager subject to the Board's approval; and

8.2.3 the aforesaid Described Amount shall be decided by the Board from time to time based on the operation of the JV Co.

8.3 All matters concerning foreign exchange shall be settled in accordance with the regulations of the State Administration of Foreign Exchange of PRC and in accordance with the Joint Venture Contract.

8.4 The foreign currency of the JV Co. shall be paid in the following order of priority:

8.4.1 principal and interests payable of foreign currency loan;

8.4.2 payment for equipment, spare parts and materials purchased from overseas market for the operation of the JV Co.;

8.4.3 salaries payable to the expatriates hired by the JV Co.; and

8.4.4 after-tax profits distributable to Party B.

9    TAXES, FINANCE AND AUDIT

9.1 The JV Co. shall pay income tax and other taxes and fees in accordance with relevant laws and regulations of the PRC.

9.2 Employees of the JV Co. shall pay individual income taxes according to the "Individual Income Tax Law of the People's Republic of China".

9.3 The JV Co. shall apply for all applicable favorable tax treatment for itself and its employees.

9.4 The fiscal year of the JV Co. shall be from 1 January to 31 December of every year.

9.5 The JV Co. shall adopt RMB as its accounts keeping currency unit. All vouchers, receipts, statistics statements and reports, account books and records shall be written in Chinese, all financial reports and other financial statements shall be written in both Chinese and English and submitted to both Parties. Reports of English versions shall indicate U.S. Dollar amounts converted from RMB using the exchange rate published by the People's Bank of China on the last day of the reporting period.

9.6 The JV Co. shall adopt financial and accounting rules in accordance with relevant regulations and rules on accounting standards implemented by the Ministry of Finance of the PRC and generally accepted international accounting principles and practices in keeping its accounts.

9.7 A profit and loss account statement, a statement of assets and liabilities and a financial



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report of the JV Co. shall be prepared on a monthly, quarterly and yearly basis in both Chinese and English by the accountants of the JV Co., and submitted to the Board of Directors and each Party and the relevant government authority in accordance with the relevant regulations.

9.8 The JV Co. shall within 1 month after each fiscal year complete the final draft of the annual financial report for the preceding fiscal year.

9.9 The annual audit of the JV Co. shall be conducted by a certified public accountants firm registered in China and appointed by the Board. The audited annual report shall be submitted to the Board of Directors for review before filing with the relevant authorities.

9.10 Each Party shall have the right to invite an auditor to undertake at its own expense re-audit of the accounts of the JV Co., to which the JV Co. and the other Party shall give their consents. When there is any disputes arising from any discrepancies between the results of the auditing and re-auditing, the temporary Board meeting shall be called to resolve the difference.

10   DISTRIBUTION OF PROFITS AND CASH SURPLUSES

10.1 The JV Co. shall not distribute profits unless the losses of previous fiscal years have been made up.

10.2 Before distributing any profits, the JV Co. shall pay all taxes to which it is liable and make all contributions to the reserve fund, expansion fund and reward and social welfare fund for staff and workers as required by law. The General Manager shall decide the proportion of contribution to each fund as long as such distribution complies with the law and regulations and does not in total exceed 20% of after tax earnings annually.

10.3 Profits of the JV Co. shall be distributed annually. Party A shall share 49%, and Party B shall share 51% of the distributable profit. The details of the profit distribution plan including the date of distribution shall be determined by two-thirds of the Board of Directors within 3 months after the end of each fiscal year.

10.4 Cash surpluses declared and approved by the Board will be distributed to retire debt and, subject to the approval of the approval authority, reduce registered capital as and when approved by the Board.

11   DURATION OF THE JOINT VENTURE

11.1 The term of the JV Co. is thirty years from the date on which the Business License is issued.

11.2 The term may be extended upon the agreement of all Parties. Any application for extension of the term shall be submitted to the original examination and approval authority at least 6 months prior to its expiration. The JV Co. shall continue its operation for the extended term upon approval of the said authority.

12   DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE

12.1 Upon the occurrence of any of the following events, subject to the approval of the relevant authorities, the Board of Directors may unanimously decide to dissolve the JV Co. and the Joint Venture Contract shall be terminated. However, any dissolution of the JV Co. or termination of the Joint Venture Contract shall not affect any rights, obligations or claims of any Party prior to such termination or dissolution.

     12.1.1 the JV Co. incurs substantial losses and is unable to carry on its business;

     12.1.2 any Party or the JV Co. breaches any of its obligations under the Joint Venture



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     Contract, this Articles or the Management Agreement, and such breach adversely affects the interests of any Party or renders it impossible for the JV Co. to continue its operation;

     12.1.3 the JV Co. incurs substantial losses arising from the force majeure event as provided in Article 16 of the Joint Venture Contract and is unable to carry on its business;

     12.1.4 there is any change in Chinese or any foreign laws or regulations or in interpretation thereof that has a material adverse effect on the JV Co. or any Party;

     12.1.5 there is a confiscation or requisition of all or a material part of the assets or revenues of the JV Co. or Registered Capital contributed by any Party;

     12.1.6 any Party goes into or files for bankruptcy, liquidation, receivership or is unable to meet its debts as they fall due;

     12.1.7 Any deadlock in decisions by the Parties or the Board of Directors pursuant to the Joint Venture Contract; or

     12.1.8 occurrence of any other event or events upon which all Parties of the JV Co. agree will result in the termination of the term of the JV Co.

12.2 Upon the expiry or termination of the Joint Venture Contract for any reason whatsoever (the "Termination Date"), the Management Contract shall likewise be deemed to expire or terminate on the Termination Date and the Board shall by two-thirds of the Board of Directors determine the procedure for and principles of liquidation and shall, subject to the approval of the original examination and approval authority, appoint a Liquidation Committee to conduct the sale or liquidation of the JV Co.

12.3 The Liquidation Committee shall re-evaluate all assets of the JV Co., including, but not limited to the Equipment, Facilities and Materials.

12.4 All expenses of liquidation (including remuneration of the members of the Liquidation Committee) shall be paid in priority before any distribution of assets. The Liquidation Committee shall pay and discharge all debts and liabilities of the JV Co., including any debts to any Party before distribution of assets and may, if necessary, convert any asset into money for purposes of such payment PROVIDED ALWAYS that Liquidation Committee shall as far as possible ensure that the assets is sold at the best possible market price.

12.5 The remaining assets of the JV Co. after liquidation shall be distributed to the Parties in accordance with the proportion of the Registered Capital contribution of each Party. When distributing the assets to the Parties, the Liquidation Committee shall take into account the following:

     12.5.1 Priority shall be given to Party A for the allocation of fixed assets;

     12.5.2 Priority shall be given to Party B for the allocation of foreign currency.

12.6 On completion of liquidation, the JV Co. shall submit a liquidation report to the original examination and approval authority and comply with all formalities de-registering the JV Co. (including the surrender of the Business License) at the local Administration for Industry and Commerce whereupon announcement shall be published in newspapers.

12.7 Upon the winding-up of the JV Co., all original books of accounts and records shall be kept with Party A and copies of the same shall be provided to Party B.

13   Rules and Regulations

Following are the rules and regulations formulated by the Management Organization of JV Co.:



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13.1 Management regulations, including the powers and functions of the management branch and its working rules and procedures;

13.2 Rules for the staff and workers;

13.3 System of labor and salary;

13.4 System of work attendance record, promotion and awards and penalty for staff members and workers;

13.5 Detailed rules of staff and worker's welfare;

13.6 Financial system;

13.7 Other necessary rules and regulations.

14   MISCELLANEOUS

14.1 This Articles is written in both Chinese and English languages, each version of which are made into 8 copies. Each of the Parties shall retain two copies, and the remaining copies shall be submitted to the examination and approval and registration authorities. Both versions are equally authentic.

14.2 This Articles shall take effect upon the approval of the examination and approval authority. The amendments to this Articles shall take effect upon the approval of the original approval authority.

14.3 The matters not specifically covered by this Articles shall be handled in accordance with the terms of the Joint Venture Contract, the Management Contract, resolutions passed by the Board of Directors and the relevant laws and regulations of the PRC. In the event that the provisions of this Articles conflict with those of the Joint Venture Contract, this Articles shall be amended accordingly. In addition, the Joint Venture Contract shall prevail before such amendments have been made and approved.

14.4 This Articles is signed in Beijing, China on the ________ day of ________, 1999 by the authorized representatives of the Parties.



Party A:                                  Party B:

Shandong Hengtong Chemical Industrial     Asian Alliance Ventures Incorporated
Company Ltd.



Signature: /s/ Wang Yong Li               Signature:/s/ Robert Clarke
          -------------------------                 ---------------------------

Name:      Wang Yong Li                   Name:       Robert Clarke

Position:  President and general Manager  Position:   President

Date:      18 Aug. 1999                   Date:       August 18, 1999




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